UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number 000-15817

                             THE TOPPS COMPANY, INC.
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             (Exact name of registrant as specified in its charter)
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                             The Topps Company, Inc.
                              One Whitehall Street
                                  New York, NY
                                 (212) 376-0300
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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                    Common Stock, $0.01 par value per share.
            (Title of each class of securities covered by this Form)
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                                      None.
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       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)
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Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(ii)        [ ]
    Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)         [ ]
    Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)        [ ]
    Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6                  [ ]
    Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date:

1

     Pursuant to the requirements of the Securities Exchange Act of 1934, The Topps Company, Inc. has caused this certification and notice to be signed on its behalf by the undersigned duly authorized person.

Date:     October  12, 2007                     By:     /s/ Scott Silverstein
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                                                      Name:  Scott Silverstein
                                                      Title: President and Chief
                                                             Operating Officer